Exhibit 99.4

Verso Announces Sublease of Excess Atlanta Facilities
Arrangement will result in savings of approximately $1.6 million over remaining lease term

ATLANTA — (July 8, 2005) — Verso Technologies, Inc. (Nasdaq: VRSO), a leading provider of packet-based solutions, today announced that effective August 1, 2005 it has subleased approximately 25,000 square feet of surplus space in its Atlanta location. The company’s predecessor, Eltrax Systems, Inc., leased the space in September of 1999. The space is no longer needed due to reductions in Atlanta-based corporate staffing over the last year. This sublease will save the company an estimated $1.6 million over the remaining term of the original lease, which expires January 31, 2010.

The company expects to take a charge of $2.6 million in the second quarter of 2005 as a result of this transaction. The charge represents the difference between the lease and the sublease for the entire remaining term, as well as write-offs for furniture and leasehold improvements. Reported operating expenses will be reduced by approximately $800,000 on an annual basis beginning August 2005. The immediate cash impact of this arrangement is minimal and sublease payments will begin in January 2006.

“Since we expect our growth to take place primarily outside Atlanta, we were pleased to be able to sublease our excess space, which has almost 5 years of its lease term remaining,” said Lewis Jaffe, Verso’s President and Chief Operating Officer. “We feel this was an opportunistic move for the company as we strive to become more efficient, but more importantly, cash flow positive as soon as possible.”

About Verso Technologies

Verso is a leading provider of next generation communication solutions for service providers that want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in thousands of customer networks in over 120 countries. For more information, contact Verso at www.verso.com or call 678.589.3500.

Investor Contact:
Monish Bahl
Director of Investor Relations
Verso Technologies, Inc.
678.589.3579
Monish.Bahl@verso.com